Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release
(703) 345-6370                                                                                       May 1, 2015

GRAHAM HOLDINGS COMPANY REPORTS
FIRST QUARTER EARNINGS
ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported income from continuing operations attributable to common shares of $21.4 million ($3.62 per share) for the first quarter of 2015, compared to $130.4 million ($17.56 per share) for the first quarter of 2014. Net income attributable to common shares was $20.6 million ($3.48 per share) for the first quarter ended March 31, 2015, compared to $132.1 million ($17.79 per share) for the first quarter of last year. Net income includes $0.8 million ($0.14 per share) in losses and $1.7 million ($0.23 per share) in income from discontinued operations for the first quarter of 2015 and 2014, respectively. (Refer to “Discontinued Operations” discussion below.)
In connection with the Berkshire exchange transaction that closed on June 30, 2014, the Company acquired 1,620,190 shares of its Class B common stock, resulting in 21% fewer diluted shares outstanding in the first quarter of 2015, versus the same period in 2014.
The results for the first quarter of 2015 and 2014 were affected by a number of items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $29.0 million ($5.04 per share) for the first quarter of 2015, compared to $48.2 million ($6.38 per share) for the first quarter of 2014. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income from continuing operations for the first quarter of 2015:

•	$10.7 million in restructuring charges and accelerated depreciation at the education division (after-tax impact of $6.8 million, or $1.17 per share);

•	$6.0 million gain on the formation of a joint venture (after-tax impact of $3.6 million, or $0.50 per share); and

•	$6.8 million in non-operating unrealized foreign currency losses (after-tax impact of $4.4 million, or $0.75 per share).
Items included in the Company’s income from continuing operations for the first quarter of 2014:

•	$4.5 million in early retirement program expense at the corporate office (after-tax impact of $2.9 million, or $0.39 per share);

•	$127.7 million gain on the sale of the corporate headquarters building (after-tax impact of $81.8 million, or $11.13 per share); and

•	$5.0 million in non-operating unrealized foreign currency gains (after-tax impact of $3.2 million, or $0.44 per share).
Revenue for the first quarter of 2015 was $846.1 million, up 1% from $836.5 million in the first quarter of 2014. Revenues increased in other businesses, while revenues were down at the education, cable and television broadcasting divisions. The Company reported operating income of $46.6 million for the first quarter of 2015, compared to $78.9 million for the first quarter of 2014. Operating results were down at the education, television broadcasting and cable divisions, offset by improvement in other businesses.
In November 2014, the Company announced that its Board of Directors authorized management to proceed with plans for the complete legal and structural separation of Cable ONE, Inc., a Graham Holdings subsidiary, from Graham Holdings. Following the proposed transaction, Cable ONE will be an independent, publicly traded company. The Company intends to complete the proposed transaction later in 2015. The proposed transaction will be structured as a tax-free spin-off of Cable ONE to the stockholders of the Company. The transaction is contingent on the satisfaction of a number of conditions, including completion of the review process by the Securities and Exchange Commission of required filings under applicable securities regulations, other applicable regulatory approvals and the final approval of transaction terms by the Company’s Board of Directors.

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On February 12, 2015, Kaplan entered into a Purchase and Sale Agreement with Education Corporation of America (ECA) to sell substantially all of the assets of its KHE Campuses business, consisting of thirty-eight nationally accredited ground campuses, and certain related assets, in exchange for a preferred equity interest in ECA. The transaction is contingent upon certain regulatory and accrediting agency approvals and is expected to close in the third quarter of 2015.
Division Results
Education
Education division revenue totaled $500.6 million for the first quarter of 2015, compared with revenue of $522.2 million for the same period of 2014. Kaplan reported an operating loss of $22.8 million for the first quarter of 2015, compared to operating income of $1.9 million for the first quarter of 2014. Operating results for the first quarter of 2015 include restructuring costs of $10.7 million.

A summary of Kaplan’s operating results for the first quarter of 2015 compared to 2014 is as follows:

	Three Months Ended
	March 31
(in thousands)	2015	2014	% Change
Revenue
Higher education	$237,568	$253,779	(6)
Test preparation	69,226	67,804	2
Kaplan international	192,081	198,847	(3)
Kaplan corporate and other	1,859	2,014	(8)
Intersegment elimination	(132)	(290)	—
	$500,602	$522,154	(4)
Operating Income (Loss)
Higher education	$593	$13,144	(95)
Test preparation	(4,334)	(6,628)	35
Kaplan international	7,717	9,858	(22)
Kaplan corporate and other	(25,350)	(12,632)	—
Amortization of intangible assets	(1,507)	(1,924)	22
Intersegment elimination	32	44	—
	$(22,849)	$1,862	—
Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses.
In 2012, KHE began implementing plans to close or merge 13 ground campuses, consolidate other facilities and reduce its workforce. The last two of these campus closures were completed in the second quarter of 2014. In April 2014, KHE announced plans to close two additional ground campuses, and in July 2014, KHE announced plans to close another three campuses; KHE will teach out the current students and the campus closures will be completed by the end of 2015. In July 2014, KHE also announced plans to further reduce its workforce. In connection with these and other plans, KHE incurred $2.8 million in restructuring costs the first quarter of 2015, including severance ($1.1 million), lease obligation losses ($0.9 million), accelerated depreciation ($0.7 million) and other items ($0.1 million).
In February 2015, Kaplan entered into a Purchase and Sale Agreement with ECA to sell substantially all of the remaining assets of its KHE Campuses business. The transaction is contingent upon certain regulatory and accrediting agency approvals and is expected to close in the third quarter of 2015. KHE results include revenue and operating losses related to all of the KHE Campuses business as follows:

	Three Months Ended
	March 31
(in thousands)	2015	2014
Revenue	$61,409	$71,098
Operating loss	$(9,358)	$(4,483)

In the first quarter of 2015, KHE revenue declined 6% due largely to declines in average enrollments at Kaplan University and KHE campuses that reflect weaker market demand over the past year, lower average tuition and the impact of closed campuses. The weaker market demand was most pronounced at KHE’s ground campuses in non-

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degree vocational programs. KHE operating results were down in the first quarter of 2015 due to revenue declines, increased marketing spending at Kaplan University and restructuring costs in the first quarter of 2015.
New higher education student enrollments at KHE declined 11% in the first quarter of 2015 (down 9% at Kaplan University and down 15% at the Other Campuses). The decline reflects the generally lower demand across KHE and the impact of closed campuses.
Total students at March 31, 2015, were down 8% compared to March 31, 2014, and increased 7% compared to December 31, 2014. A summary of student enrollments is as follows:

	As of
	March 31,	December 31,	March 31,
	2015	2014	2014
Kaplan University	45,680	42,469	47,109
Other Campuses	14,850	14,266	18,842
	60,530	56,735	65,951

Kaplan University and Other Campuses enrollments at March 31, 2015 and 2014, by degree and certificate programs, are as follows:

	As of March 31
	2015	2014
Certificate	21.1%	21.6%
Associate’s	26.8%	30.6%
Bachelor’s	35.2%	32.3%
Master’s	16.9%	15.5%
	100.0%	100.0%

Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. KTP revenue increased 2% for the first quarter of 2015. Excluding revenues from acquired businesses, KTP revenue decreased 2% in the first quarter of 2015. Enrollment was down 1% for the first quarter of 2015 due to declines in graduate programs, offset by growth in pre-college programs. KTP operating results improved in the first quarter of 2015 due to a reduction in operating expenses from tighter cost controls.
Kaplan International includes English-language programs, and postsecondary education and professional training businesses largely outside the United States. Kaplan International revenue declined 3% in the first quarter of 2015 due to the adverse impact of foreign exchange rates and enrollment declines in English-language programs, offset by growth in Australia and Singapore higher education programs. Kaplan International operating income was down in the first quarter of 2015 due to declines in English-language results, offset by improved results from operations in Australia and Singapore.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. In the first quarter of 2015, Kaplan corporate recorded $7.6 million in restructuring charges, including accelerated depreciation ($6.5 million) and lease obligation losses ($1.1 million), related to office space managed by Kaplan corporate. Additional estimated accelerated depreciation ($9.7 million) and lease obligation losses ($4.2 million) are expected to be recorded in the second quarter of 2015. Kaplan corporate expenses also increased in the first quarter of 2015 due to increased spending for new business initiatives and replacement of its human resource system.
Kaplan continues to evaluate its cost structure and is pursuing additional cost savings opportunities. This will result in additional restructuring plans and related costs in 2015 of approximately $21 million.
Cable
Cable division revenue declined 3% in the first quarter of 2015 to $198.7 million, from $203.9 million for the first quarter of 2014, due to 5% fewer customers and 9% fewer Primary Service Units (PSUs). Operating expenses in the first quarter declined 2%, from $162.8 million to $159.6 million, due to fewer customers and reduced programming costs, offset by an increase in depreciation expense. Cable division operating income declined 5% in the first quarter of 2015 to $39.1 million, from $41.2 million in the first quarter of 2014.
The cable division continues its focus on higher margin businesses, namely high-speed data and business sales. Residential high-speed data revenue increased 5% in the first quarter of 2015 on a 2% customer gain and business sales increased 17% on a 16% increase in business customers. Overall, business sales comprised 10% of total revenue for the first quarter of 2015, compared with 9% of total revenue for the first quarter of 2014. Due to rapidly

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rising programming costs and shrinking margins, video sales now have less value and emphasis (video PSUs were down 20% over the first quarter of last year) and programming costs have been reduced significantly.
The cable division also continues its focus on higher lifetime value customers who are less attracted by discounting, require less support and churn less. Operating income margins are down slightly to 19.7% in the first quarter of 2015 from 20.2% in the first quarter of 2014.
A summary of PSUs and total customers is as follows:

	As of March 31
	2015	2014
Video	421,331	524,563
High-speed data	496,579	484,168
Voice	145,393	165,859
Total Primary Service Units (PSUs)	1,063,303	1,174,590
Total Customers	678,091	714,010
Television Broadcasting
Revenue at the television broadcasting division decreased 2% to $83.6 million in the first quarter of 2015, from $85.7 million in the same period of 2014; operating income for the first quarter of 2015 was down 13% to $38.6 million, from $44.4 million in the same period of 2014. The decrease in revenue is due to a $1.7 million decrease in political advertising revenue compared to the first quarter of 2014 and $9.5 million in incremental winter Olympics-related advertising revenue at the Company’s NBC affiliates booked in the prior year, offset by revenues from the Super Bowl at the Company's NBC affiliates in February 2015 and a $2.3 million in increased retransmission revenues. The decline in operating income is due to the revenue decline and an increase in spending on digital initiatives.
Other Businesses
Other businesses includes the operating results of The Slate Group and Foreign Policy Group, which publish online and print magazines and websites; SocialCode, a marketing solutions provider helping companies with marketing on social-media platforms; Celtic Healthcare, a provider of home health and hospice services; Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications; and Trove, a digital innovation team that builds products and technologies in the news space. Other businesses also includes a number of businesses acquired during 2014. These businesses include:
- VNA-TIP Healthcare of Bridgeton, MO, operating home health and hospice service in Missouri and Illinois;
- Joyce/Dayton Corp., a Dayton, OH-based manufacturer of screw jacks and other linear motion systems; and
- Residential Healthcare Group, Inc. (Residential), a leading provider of skilled home health care and hospice services in Michigan and Illinois.
In January 2015, Celtic Healthcare and Allegheny Health Network formed a joint venture to combine each other’s home health and hospice assets in the western Pennsylvania region. Celtic manages the operations of the joint venture for a fee and holds a 40% interest. The pro rata operating results of the joint venture are included in the Company’s equity in earnings of affiliates. In connection with this transaction, the Company recorded a noncash pre-tax gain of $6.0 million in the first quarter of 2015 that is included in Other Non-Operating Income.
The increase in revenues and operating results for the first quarter of 2015 is primarily due to newly acquired businesses in 2014, and increased revenues and improved results at SocialCode and Slate.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office, the pension credit for the Company’s traditional defined benefit plan and certain continuing obligations related to prior business dispositions. In the first quarter of 2014, the corporate office implemented a Separation Incentive Program that resulted in early retirement program expense of $4.5 million, which is being funded from the assets of the Company’s pension plan. Excluding early retirement program expense, the total pension credit for the Company’s traditional defined benefit plan was $17.1 million and $22.4 million in the first three months of 2015 and 2014, respectively.
Without the pension credit and early retirement program expense, corporate office expenses increased in the first quarter of 2015 due primarily to higher executive compensation costs and expenses related to the cable spin-off transaction.

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Equity in (Losses) Earnings of Affiliates
At March 31, 2015, the Company held a 40% interest in the Celtic joint venture and Residential Home Health Illinois, a 42.5% interest in Residential Hospice Illinois and interests in several other affiliates. At March 31, 2014, the Company held a 16.5% interest in Classified Ventures, LLC (CV) and interests in several other affiliates. On October 1, 2014, the Company and the remaining partners in CV completed the sale of their entire stakes in CV.
The Company recorded equity in losses of affiliates of $0.4 million for the first quarter of 2015, compared to income of $4.1 million for the first quarter of 2014. The equity in earnings of affiliates for the first quarter of 2014 was from the Company’s CV investment.
Other Non-Operating (Expense) Income
The Company recorded total other non-operating expense, net, of $1.1 million for the first quarter of 2015, compared to income of $133.3 million for the first quarter of 2014. First quarter 2015 non-operating expense included $6.8 million in unrealized foreign currency losses and other items, offset by a $6.0 million gain on the Celtic joint venture transaction. The first quarter 2014 non-operating income, net, included a pre-tax $127.7 million gain on the sale of the headquarters building, $5.0 million in unrealized foreign currency gains and other items.
Net Interest Expense and Related Balances
The Company incurred net interest expense of $8.0 million for the first quarter of 2015, compared to $8.2 million for the first quarter of 2014. At March 31, 2015, the Company had $404.8 million in borrowings outstanding at an average interest rate of 7.2% and cash, marketable equity securities and other investments of $865.9 million.
Provision for Income Taxes
The effective tax rate for income from continuing operations for the first quarter of 2015 was 39.1%, compared to 37.2% for the first quarter of 2014.
Discontinued Operations
In the third quarter of 2014, Kaplan completed the sale of three of its schools in China that were previously part of Kaplan International. An additional school was sold by Kaplan in January 2015.
In the second quarter of 2014, the Company closed on the Berkshire exchange transaction, which included the disposition of WPLG, the Company's Miami-based television station.
As a result of these transactions, income from continuing operations excludes the operating results and related loss on dispositions of these businesses, which have been reclassified to discontinued operations, net of tax, for all periods presented.
Earnings (Loss) Per Share
The calculation of diluted earnings per share for the first quarter of 2015 was based on 5,790,768 weighted average shares outstanding, compared to 7,352,230 for the first quarter of 2014. At March 31, 2015, there were 5,831,089 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 159,219 shares of Class B common stock. The earnings per share computations for the first quarter of 2015 were favorably impacted by the 1,620,190 common shares repurchased as part of the Berkshire exchange transaction.
Forward-Looking Statements
This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31%
(in thousands, except per share amounts)	2015	2014	Change
Operating revenues	$846,148	$836,541	1
Operating expenses	736,279	701,738	5
Depreciation of property, plant and equipment	58,545	53,217	10
Amortization of intangible assets	4,769	2,717	76
Operating income	46,555	78,869	(41)
Equity in (losses) earnings of affiliates, net	(404)	4,052	—
Interest income	559	599	(7)
Interest expense	(8,521)	(8,820)	(3)
Other (expense) income, net	(1,105)	133,273	—
Income from continuing operations before income taxes	37,084	207,973	(82)
Provision for income taxes	14,500	77,400	(81)
Income from continuing operations	22,584	130,573	(83)
(Loss) income from discontinued operations, net of tax	(784)	1,732	—
Net income	21,800	132,305	(84)
Net (income) loss attributable to noncontrolling interests	(774)	219	—
Net income attributable to Graham Holdings Company	21,026	132,524	(84)
Redeemable preferred stock dividends	(420)	(426)	(1)
Net Income Attributable to Graham Holdings Company Common Stockholders	$20,606	$132,098	(84)
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$21,390	$130,366	(84)
(Loss) income from discontinued operations, net of tax	(784)	1,732	—
Net income	$20,606	$132,098	(84)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$3.64	$17.62	(79)
Basic (loss) income per common share from discontinued operations	(0.13)	0.23	—
Basic net income per common share	$3.51	$17.85	(80)
Basic average number of common shares outstanding	5,704	7,275
Diluted income per common share from continuing operations	$3.62	$17.56	(79)
Diluted (loss) income per common share from discontinued operations	(0.14)	0.23	—
Diluted net income per common share	$3.48	$17.79	(80)
Diluted average number of common shares outstanding	5,791	7,352

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GRAHAM HOLDINGS COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	March 31%
(in thousands)	2015	2014	Change
Operating Revenues
Education	$500,602	$522,154	(4)
Cable	198,723	203,921	(3)
Television broadcasting	83,564	85,651	(2)
Other businesses	63,259	24,913	—
Corporate office	—	—	—
Intersegment elimination	—	(98)	—
	$846,148	$836,541	1
Operating Expenses
Education	$523,451	$520,292	1
Cable	159,647	162,759	(2)
Television broadcasting	45,002	41,265	9
Other businesses	68,421	35,660	92
Corporate office	3,072	(2,206)	—
Intersegment elimination	—	(98)	—
	$799,593	$757,672	6
Operating Income (Loss)
Education	$(22,849)	$1,862	—
Cable	39,076	41,162	(5)
Television broadcasting	38,562	44,386	(13)
Other businesses	(5,162)	(10,747)	52
Corporate office	(3,072)	2,206	—
	$46,555	$78,869	(41)
Depreciation
Education	$18,528	$16,416	13
Cable	36,348	33,787	8
Television broadcasting	2,109	1,994	6
Other businesses	1,302	520	—
Corporate office	258	500	(48)
	$58,545	$53,217	10
Amortization of Intangible Assets
Education	$1,507	$1,924	(22)
Cable	31	35	(11)
Television broadcasting	63	—	—
Other businesses	3,168	758	—
Corporate office	—	—	—
	$4,769	$2,717	76
Pension Expense (Credit)
Education	$3,947	$4,143	(5)
Cable	975	864	13
Television broadcasting	391	320	22
Other businesses	193	164	18
Corporate office	(16,938)	(17,679)	(4)
	$(11,432)	$(12,188)	(6)

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended
	March 31%
(in thousands)	2015	2014	Change
Operating Revenues
Higher education	$237,568	$253,779	(6)
Test preparation	69,226	67,804	2
Kaplan international	192,081	198,847	(3)
Kaplan corporate and other	1,859	2,014	(8)
Intersegment elimination	(132)	(290)	—
	$500,602	$522,154	(4)
Operating Expenses
Higher education	$236,975	$240,635	(2)
Test preparation	73,560	74,432	(1)
Kaplan international	184,364	188,989	(2)
Kaplan corporate and other	27,209	14,646	86
Amortization of intangible assets	1,507	1,924	(22)
Intersegment elimination	(164)	(334)	—
	$523,451	$520,292	1
Operating Income (Loss)
Higher education	$593	$13,144	(95)
Test preparation	(4,334)	(6,628)	35
Kaplan international	7,717	9,858	(22)
Kaplan corporate and other	(25,350)	(12,632)	—
Amortization of intangible assets	(1,507)	(1,924)	22
Intersegment elimination	32	44	—
	$(22,849)	$1,862	—
Depreciation
Higher education	$4,828	$7,740	(38)
Test preparation	2,890	3,784	(24)
Kaplan international	4,654	4,680	(1)
Kaplan corporate and other	6,156	212	—
	$18,528	$16,416	13
Pension Expense
Higher education	$2,532	$2,628	(4)
Test preparation	775	722	7
Kaplan international	106	89	19
Kaplan corporate and other	534	704	(24)
	$3,947	$4,143	(5)

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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

▪	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪	the ability to identify trends in the Company’s underlying business; and

▪	a better understanding of how management plans and measures the Company’s underlying business.
Income from continuing operations, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended
	March 31
(in thousands, except per share amounts)	2015	2014
Amounts attributable to Graham Holdings Company Common Stockholders
Income from continuing operations, as reported	$21,390	$130,366
Adjustments:
Restructuring and early retirement charges	6,841	2,878
Gain on the formation of a joint venture	(3,643)	—
Sale of headquarters building	—	(81,836)
Foreign currency loss (gain)	4,370	(3,229)
Income from continuing operations, adjusted (non-GAAP)	$28,958	$48,179

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share from continuing operations, as reported	$3.62	$17.56
Adjustments:
Restructuring and early retirement charges	1.17	0.39
Gain on the formation of a joint venture	(0.50)	—
Sale of headquarters building	—	(11.13)
Foreign currency loss (gain)	0.75	(0.44)
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$5.04	$6.38

The adjusted diluted per share amounts may not compute due to rounding.

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